EXHIBIT 4


Agreement to furnish instruments defining rights of holders of long-term debt



                                    August 28, 1995



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:  Worthington Industries, Inc. - Form 10-K

Gentlemen:

       Worthington Industries, Inc., a Delaware corporation, is today executing a Form 10-K, Annual Report.

       Pursuant to the instructions relating to the Exhibits, Worthington Industries, Inc. hereby agrees to furnish to the Commission, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries.

                                Very truly yours,

                                WORTHINGTON INDUSTRIES, INC.

                                /s/Donal H. Malenick

                                Donal H. Malenick
                                President

Enclosures